Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, $0.001 par value per share, of Quanterix Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 13, 2025

KENT LAKE PARTNERS LP
By: Kent Lake PR LLC, its General Partner
By:	/s/ Benjamin Natter
	Name:	Benjamin Natter
	Title:	Managing Member

KENT LAKE PR LLC
By:	/s/ Benjamin Natter
	Name:	Benjamin Natter
	Title:	Managing Member

/s/ Benjamin Natter
BENJAMIN NATTER